CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Highland Funds II of our report dated November 27, 2019, relating to the financial statements and financial highlights of the Highland Small-Cap Equity Fund, a series of Highland Funds II, which appears in the Highland Funds II Annual Report on Form N-CSR for the year ended September 30, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

July 8, 2021